FOR IMMEDIATE RELEASE	EXHIBIT 99.1

Waste Management Announces Fourth Quarter and Full-Year 2014 Earnings Company reports strong cash generation and earnings in 2014 and expects continued strength in 2015

HOUSTON — February 17, 2015 — Waste Management, Inc. (NYSE: WM) today announced financial results for the fourth quarter and for the year ended December 31, 2014. Revenues for the fourth quarter of 2014 were $3.44 billion compared with $3.50 billion for the same 2013 period. Net income (a) for the quarter was $590 million, or $1.28 per diluted share, compared with a net loss of $605 million, or a negative $1.29 per diluted share, for the fourth quarter of 2013. On an as-adjusted basis, excluding certain items, net income would have been $308 million, or $0.67 per diluted share, in the fourth quarter of 2014 compared with $263 million, or $0.56 per diluted share, in the fourth quarter of 2013.(b)

The Company’s as-adjusted fourth quarter 2014 results excluded a tax affected $0.61 per diluted share impact primarily from a gain on sale of the Company’s waste-to-energy business offset in part by charges to impair certain assets.

For the full year 2014, the Company reported revenues of $14.00 billion compared with $13.98 billion for 2013. Earnings per diluted share were $2.79 for the full year 2014 compared with $0.21 for the full year 2013. On an as-adjusted basis, excluding certain items, earnings per diluted share were $2.48 for the full-year 2014 versus $2.15 for the full-year 2013.(b)

David P. Steiner, President and Chief Executive Officer of Waste Management commented, “We built strong momentum during the first three quarters of 2014, and that momentum continued into the fourth quarter. Our strong pricing and cost controls delivered growth in our traditional solid waste business as income from operations grew $36 million and income from operations margin rose by 130 basis points compared to the fourth quarter of 2013. In addition, operating EBITDA in the traditional solid waste business grew by $25 million and operating EBITDA margins expanded by 100 basis points.(b) For the seventh consecutive quarter, our yield was at least 2.0% and volumes improved sequentially for the fourth consecutive quarter. Our cost of operations improved by $97 million and as a percent of revenue improved 170 basis points compared to the prior year fourth quarter.

“In looking at the full year, we are very pleased with our overall operating results as we grew income from operations, operating EBITDA, income from operations margin, and operating EBITDA margin in our traditional solid waste business. At the beginning of the year, we expected to grow earnings and free cash flow, increase price, and have more discipline around SG&A costs and capital spending. We had strong performance in each of these areas and we anticipate building upon that strength in 2015.”

KEY HIGHLIGHTS FOR THE FOURTH QUARTER 2014 AND THE FULL YEAR 2014

•     Revenue in the fourth quarter decreased by 1.8%, or $63 million, but would have been slightly up if not for a $48 million decline related to divestitures of certain operations and an $18 million decline related to foreign currency translation

FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Beck 713.394.5093 tbeck3@wm.com adjustments. For the full year, revenue increased by 0.1%, or $13 million, and would have increased $164 million if not for a $90 million decline related to divestitures of certain operations and a $61 million decline related to foreign currency translation adjustments. Foreign currency translation negatively affected full year adjusted earnings per share by a negative $0.02 per diluted share.

•    Internal revenue growth from yield for collection and disposal operations was 2.0% for the fourth quarter and 2.3% for the full year.

•    Core price increases, which consist of price increases and fees (excluding fuel surcharges), net of rollbacks, were 3.9% for the fourth quarter, flat when compared to the fourth quarter of 2013, and were 4.0% for the full year compared to 3.8% for the full year 2013. (c)

•    Internal revenue growth from volume was negative 0.8% for the fourth quarter, a sequential improvement from a negative 1.3% in the third quarter. For the full year, internal revenue growth from volume was negative 1.4%.

•    Recyclable commodity prices had a negative $0.03 per diluted share effect on the quarter, but were more than offset by benefits from operational improvements in the recycling line of business. Overall, recycling operations positively affected earnings by $0.01 per diluted share in the fourth quarter when compared to the fourth quarter of 2013, despite an average OCC commodity price decline of 23.7%.

•    Operating expenses improved by $97 million in the fourth quarter and $110 million for the full year. In both the fourth quarter and full year, the majority of the savings were for costs associated with recently divested businesses. We also saw meaningful benefits from our focus on flexing down costs and reduced fuel expense.

•    SG&A expenses were relatively flat in the fourth quarter and were 10.9% of revenue compared to 10.7% in the prior year period. We realized significant savings from our restructuring during the quarter, but the benefits were largely offset by long-term incentive compensation accruals and certain legal reserves and fees. Without these accruals, SG&A expenses as a percent of revenue would have been 10.3%.(b) For the full year, SG&A expenses were 10.6% of revenue compared to 10.5% in the prior year. Adjusting for the same fourth quarter accruals and third quarter legal reserves, SG&A expenses were 10.2% of revenue for 2014.(b)

•    In the fourth quarter, net cash provided by operating activities was $520 million and capital expenditures were $370 million. For the full year 2014, net cash provided by operating activities was $2.33 billion and capital expenditures were $1.15 billion.

•    Free cash flow was $2.1 billion in the fourth quarter; for the full year 2014 free cash flow was $3.4 billion. The Company sold several assets and over-paid approximately $210 million of 2015 cash taxes in 2014. Without these affects, free cash flow would have been $360 million for the fourth quarter and approximately $1.4 billion for the full year.(b)

•    The Company returned $172 million to shareholders in dividends during the fourth quarter of 2014. For the full year, the Company returned $1.29 billion to shareholders, consisting of $693 million in dividends and $600 million in common stock repurchases.

•    The recorded effective tax rate was approximately 0.3% in the fourth quarter and 23.6% for the full year. The rates were lower than the Company’s expected rate of 35% primarily due to tax implications of divestitures, which are reflected in the $0.61 per diluted share that was excluded from our as-adjusted results. We did include in our as-adjusted earnings per share a $0.02 tax benefit from adjustments to accruals and related deferred taxes and audit settlements that also lowered our effective rate. Adjusting the Company’s recorded rate for all of these items, the tax rate was approximately 33%.(b)

2015 OUTLOOK

The Company announced the following with regard to its financial outlook for 2015:

•    Adjusted earnings per diluted share are expected to be between $2.48 and $2.55, an increase of between 8% and 11% when 2014 is adjusted for divestiture earnings. (b)

•    Free cash flow for 2015 is projected to be between $1.4 and $1.5 billion excluding any proceeds from divestitures. Proceeds from divestitures are expected to be between $50 and $100 million.(b)

•    Internal revenue growth from yield on the collection and disposal business is expected to be 2.0% and internal revenue growth from volume is expected to be between a negative 0.5% to flat.

•    Core price is expected to be approximately 3.8% for 2015.(c)

•    Recycling operations improvements are not expected to keep pace with recent recycling commodity price declines such that the recycling line of business is estimated to be between a negative $0.03 and $0.05 per diluted share headwind in 2015 compared to 2014, assuming no further degradation in the prices of commodities.

•    SG&A expenses as a percent of revenue are expected to be below 10% for the full year.

•    The tax rate is expected to be approximately 36.0%.

•    Capital expenditures are expected to be approximately $1.2 to $1.3 billion.

•    The Board of Directors has indicated its intention to increase the dividend by $0.04 to $1.54 per share on an annual basis, for an approximate annual cost of $700 million. The Board must separately declare each dividend.

•    The Board of Directors has authorized a share repurchase program of up to $1 billion.

Steiner continued, “In 2014 Waste Management’s goals were to continue our focus on price growth and cost controls, while improving our core solid waste business. We met those goals, and that focus led us to exceed our original full year adjusted earnings per share and free cash flow guidance. Our free cash flow is strong, at $3.4 billion for the year. If we exclude the sale proceeds and an approximate $210 million overpayment of cash taxes, our free cash flow was about $1.4 billion.(b)

“In 2014, we completed the divestiture of our waste-to-energy assets and solid waste operations in Puerto Rico and Eastern Canada. Those assets accounted for about $0.18 of diluted earnings per share and approximately $230 million of operating EBITDA in 2014. In 2015, we expect to be able to enter into acquisition agreements to replace most, if not all, of that amount. We will be disciplined in our approach to buying assets, and believe we can replace the operating EBITDA of our recent divestitures and still have significant proceeds from our Wheelabrator divestiture to apply to other accretive priorities, including share buy backs or tuck-in acquisitions. Combined with our strong free cash flow, we believe that we can apply significant funds to these areas, while maintaining a strong balance sheet.

“With respect to acquisitions, given the time necessary to identify targets, negotiate agreements and get any necessary regulatory approvals, our guidance assumes that we will not close any acquisitions in 2015 other than the previously announced acquisition of Deffenbaugh Disposal and our normal tuck-in acquisitions.

“We expect to begin to repurchase shares once we have determined the amount of proceeds that will be applied to acquisitions. We should know that by mid-year. So, in the second half of the year we will likely enter the market to buy shares, and we expect to purchase at least enough shares to offset any dilution in 2015.”

Steiner concluded, “So, 2015 will be a transition year in which we continue our pricing and cost efforts while focusing on redeploying the Wheelabrator proceeds. In our solid waste business, we have targeted about 10% earnings growth in 2015 and another year of strong free cash flow growth. We plan to redeploy Wheelabrator proceeds in 2015, setting the stage for accelerated earnings and free cash flow growth in 2016.”

(a)    For purposes of this press release, all references to “Net loss” and “Net income” refer to the financial statement line items “Net income (loss) attributable to Waste Management, Inc.” and “Net income attributable to Waste Management, Inc.,” respectively.

(b)    This press release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income, earnings per diluted share, SG&A expenses, and our effective tax rate have been presented in certain instances excluding items identified in the reconciliations provided.

The Company’s projected full year 2015 earnings per diluted share and projected earnings growth are not based on GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2015 that are not representative or indicative of the Company’s results of operations. Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share or projected earnings growth to a GAAP earnings per diluted share projection.

The Company also discusses free cash flow and provides projections of free cash flow and free cash flow growth. Free cash flow is a non-GAAP measure. The company discusses free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nevertheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as:

•    Net cash provided by operating activities

•    Less, capital expenditures

•    Plus, proceeds from divestitures of businesses (net of cash divested) and other sales of assets.

The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison.

The quantitative reconciliations of non-GAAP measures used herein to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected earnings per diluted share and earnings growth. Management refers to GAAP income from operations before depreciation and amortization as “Operating EBITDA.” Our “traditional solid waste business” is comprised of collection, landfill and transfer stations. As such, it only includes a subset of our operations and these results are not calculated using, and cannot be reconciled to, GAAP measures available in our financial statements. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

(c)    Core price is a performance metric used by management and is based on certain historical assumptions to allow for comparability between reporting periods.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the fourth quarter and full year 2014 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 64356817 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Tuesday, February 17, 2015 through 5:00 PM (Eastern) on Tuesday, March 3, 2015. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 64356817.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to all statements under the heading “2015 Outlook” and statements regarding 2015 earnings per diluted share and earnings growth; 2015 free cash flow and growth; future internal revenue growth from yield and volume; future recycling commodity prices; results from recycling operations; future uses of Wheelabrator divestitures proceeds and free cash flow; future acquisitions, including timing, regulatory approvals and contributions of such acquisitions to earnings and cash flow; and future dividend rates and shares repurchases. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets and negotiate attractive terms; failure to consummate or integrate such acquisitions; failure to obtain the results anticipated from acquisitions; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com or www.thinkgreen.com.

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Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended December 31,
	2014	2013
Operating revenues	$3,437	$3,500

Costs and expenses:
Operating	2,170	2,267
Selling, general and administrative	376	376
Depreciation and amortization	307	327
Restructuring	13	5
(Income) expense from divestitures, asset impairments and unusual items	(181)	935

	2,685	3,910

Income (loss) from operations	752	(410)

Other income (expense):
Interest expense	(115)	(118)
Interest income	1	2
Equity in net losses of unconsolidated entities	(17)	(15)
Other, net	(22)	(62)

	(153)	(193)

Income (loss) before income taxes	599	(603)
Provision for income taxes	1	(4)

Consolidated net income (loss)	598	(599)
Less: Net income attributable to noncontrolling interests	8	6

Net income (loss) attributable to Waste Management, Inc.	$590	$(605)

Basic earnings (loss) per common share	$1.29	$(1.29)

Diluted earnings (loss) per common share	$1.28	$(1.29)

Basic common shares outstanding	458.5	468.0

Diluted common shares outstanding	461.9	470.5

Cash dividends declared per common share	$0.375	$0.365

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended December 31,
	2014	2013
EPS Calculation:
Net income (loss) attributable to Waste Management, Inc.	$590	$(605)

Number of common shares outstanding at end of period	458.5	464.3
Effect of using weighted average common shares outstanding	—	3.7

Weighted average basic common shares outstanding	458.5	468.0
Dilutive effect of equity-based compensation awards and other contingently issuable shares	3.4	2.5

Weighted average diluted common shares outstanding	461.9	470.5

Basic earnings (loss) per common share	$1.29	$(1.29)

Diluted earnings (loss) per common share	$1.28	$(1.29)

(2)

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Twelve Months Ended December 31,
	2014	2013
Operating revenues	$13,996	$13,983

Costs and expenses:
Operating	9,002	9,112
Selling, general and administrative	1,481	1,468
Depreciation and amortization	1,292	1,333
Restructuring	82	18
(Income) expense from divestitures, asset impairments and unusual items	(160)	973

	11,697	12,904

Income from operations	2,299	1,079

Other income (expense):
Interest expense	(471)	(481)
Interest income	5	4
Equity in net losses of unconsolidated entities	(53)	(34)
Other, net	(29)	(74)

	(548)	(585)

Income before income taxes	1,751	494
Provision for income taxes	413	364

Consolidated net income	1,338	130
Less: Net income attributable to noncontrolling interests	40	32

Net income attributable to Waste Management, Inc.	$1,298	$98

Basic earnings per common share	$2.80	$0.21

Diluted earnings per common share	$2.79	$0.21

Basic common shares outstanding	462.6	467.7

Diluted common shares outstanding	465.6	469.8

Cash dividends declared per common share	$1.50	$1.46

(3)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Twelve Months Ended December 31,
	2014	2013
EPS Calculation:
Net income attributable to Waste Management, Inc.	$1,298	$98

Number of common shares outstanding at end of period	458.5	464.3
Effect of using weighted average common shares outstanding	4.1	3.4

Weighted average basic common shares outstanding	462.6	467.7
Dilutive effect of equity-based compensation awards and other contingently issuable shares	3.0	2.1

Weighted average diluted common shares outstanding	465.6	469.8

Basic earnings per common share	$2.80	$0.21

Diluted earnings per common share	$2.79	$0.21

(4)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	December 31, 2014	December 31, 2013
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$1,307	$58
Receivables, net	1,937	1,810
Other	397	631

Total current assets	3,641	2,499
Property and equipment, net	10,657	12,344
Goodwill	5,740	6,070
Other intangible assets, net	440	529
Other assets	934	1,161

Total assets	$21,412	$22,603

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,395	$2,288
Current portion of long-term debt	1,090	726

Total current liabilities	3,485	3,014
Long-term debt, less current portion	8,345	9,500
Other liabilities	3,693	4,087

Total liabilities	15,523	16,601

Equity:
Waste Management, Inc. stockholders’ equity	5,866	5,707
Noncontrolling interests	23	295

Total equity	5,889	6,002

Total liabilities and equity	$21,412	$22,603

(5)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Twelve Months Ended December 31,
	2014	2013
Cash flows from operating activities:
Consolidated net income	$1,338	$130
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	1,292	1,333
Other	(34)	1,072
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(265)	(80)

Net cash provided by operating activities	2,331	2,455

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(35)	(724)
Capital expenditures	(1,151)	(1,271)
Proceeds from divestitures of businesses and other assets (net of cash divested)	2,253	138
Investments in unconsolidated entities	(33)	(33)
Net receipts from restricted trust and escrow accounts, and other	(39)	(10)

Net cash provided by (used in) investing activities	995	(1,900)

Cash flows from financing activities:
New borrowings	2,817	2,232
Debt repayments	(3,568)	(2,077)
Common stock repurchases	(600)	(239)
Cash dividends	(693)	(683)
Exercise of common stock options	93	132
Other, net	(121)	(52)

Net cash used in financing activities	(2,072)	(687)

Effect of exchange rate changes on cash and cash equivalents	(5)	(4)

Increase (decrease) in cash and cash equivalents	1,249	(136)
Cash and cash equivalents at beginning of period	58	194

Cash and cash equivalents at end of period	$1,307	$58

(6)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2014	2014	2013
Operating Revenues by Lines of Business
Collection
Commercial	$838	$853	$857
Residential	629	636	652
Industrial	555	586	550
Other	85	90	73

Total Collection	2,107	2,165	2,132
Landfill	727	758	705
Transfer	336	354	332
Wheelabrator	176	205	211
Recycling	321	351	356
Other	373	405	392
Intercompany (a)	(603)	(636)	(628)

Operating revenues	$3,437	$3,602	$3,500

	Quarters Ended
	December 31, 2014		December 31, 2013
	Amount	As a % of Total Company	Amount	As a % of Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$24	0.7%	$69	2.0%
Volume	(29)	-0.8%	(77)	-2.2%

Internal revenue growth	(5)	-0.1%	(8)	-0.2%
Acquisition	8	0.2%	88	2.5%
Divestitures	(48)	-1.4%	(2)	-0.1%
Foreign currency translation	(18)	-0.5%	(12)	-0.3%

	$(63)	-1.8%	$66	1.9%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection, landfill and transfer	$57	2.1%	$70	2.5%
Waste-to-energy disposal	—	0.0%	—	0.0%

Collection and disposal	57	2.0%	70	2.4%
Recycling commodities	(21)	-5.9%	1	0.3%
Electricity	(3)	-4.9%	1	1.4%
Fuel surcharges and mandated fees	(9)	-5.3%	(3)	-1.7%

Total	$24	0.7%	$69	2.0%

	Quarters Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Free Cash Flow Analysis (b)
Net cash provided by operating activities	$520	$597	$2,331	$2,455
Capital expenditures	(370)	(447)	(1,151)	(1,271)
Proceeds from divestitures of businesses and other assets (net of cash divested)	1,934	25	2,253	138

Free cash flow	$2,084	$175	$3,433	$1,322

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2014	2014	2013
Balance Sheet Data

Cash and cash equivalents	$1,307	$183	$58

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,435	$10,164	$10,226
Total equity	5,889	5,663	6,002

Total capital	$15,324	$15,827	$16,228

Debt-to-total capital	61.6%	64.2%	63.0%

Capitalized interest	$5	$4	$4

Acquisition Summary (a)

Gross annualized revenue acquired	$3	$2	$21

Total consideration	$4	$2	$9

Cash paid for acquisitions	$3	$6	$26

Other Operational Data

Internalization of waste, based on disposal costs	67.5%	68.1%	67.6%

Total landfill disposal volumes (tons in millions)	24.5	25.5	23.3
Total waste-to-energy disposal volumes (tons in millions)	1.6	1.9	1.9

Total disposal volumes (tons in millions)	26.1	27.4	25.2

Active landfills	252	258	267

Landfills reporting volume	235	240	251

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$83.7	$88.6	$84.3
Asset retirement costs	4.7	14.6	2.8

Total landfill amortization expense (b) (c)	88.4	103.2	87.1
Accretion and other related expense	19.4	19.0	18.7

Landfill amortization, accretion and other related expense	$107.8	$122.2	$105.8

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods except for Cash paid for acquisitions, which may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended December 31, 2014 as compared to the quarter ended September 30, 2014 reflects a decrease in amortization expense of approximately $14.8 million, primarily due to changes in landfill estimates identified in both quarters.
(c)	The quarter ended December 31, 2014 as compared to the quarter ended December 31, 2013 reflects an increase in amortization expense of approximately $1.3 million primarily due to changes in landfill estimates identified in both quarters and by an increase in volumes.

(8)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended December 31, 2014		Quarter Ended December 31, 2013
	After-tax Amount(a)	Per Share Amount	After-tax Amount(a)	Per Share Amount
Adjusted Net Income and Diluted Earnings Per Share
Net income (loss) and diluted earnings (loss) per common share, as reported	$590	$1.28	$(605)	$(1.29)

Adjustments to net income (loss) and diluted earnings (loss) per share:
Gain on sale of waste-to-energy business	(519)		—
Asset impairments (b)	229 (c)		865 (d)
Restructuring charges	8		3

	(282)	(0.61)	868	1.85

Adjusted net income and diluted EPS	$308	$0.67	$263	$0.56

	Year Ended December 31, 2014		Year Ended December 31, 2013
	After-tax Amount(a)	Per Share Amount	After-tax Amount(a)	Per Share Amount
Adjusted Net Income and Diluted Earnings Per Share
Net income and diluted EPS, as reported	$1,298	$2.79	$98	$0.21
Adjustments to net income and Diluted EPS:
Sales of businesses, net	(477)		—
Asset impairments (b)	247		896
Restructuring	52		11
Legal reserves	29		—
Partial withdrawal from multiemployer pension plan	2		3

	(147)	(0.31)	910	1.94

Adjusted net income and diluted EPS	$1,151	$2.48	$1,008	$2.15

	Quarter Ended December 31, 2014		Year Ended December 31, 2014
	Amount	As a % of Revenues	Amount	As a % of Revenues
Adjusted SG&A Expenses as a Percent of Revenues
Operating revenues, as reported	$3,437		$13,996
SG&A expenses, as reported	$376	10.9%	$1,481	10.6%
Adjustment to SG&A expenses:
Legal reserves	—		(31)

Adjusted SG&A expenses (e)	$376		$1,450
Incentive compensation accruals	(11)		(11)
Legal reserves and fees	(11)		(11)

Further adjusted SG&A expenses (f)	$354	10.3%	$1,428	10.2%

(a)	Please see the “Adjusted tax expense reconciliation” for the tax expense associated with each of the after-tax adjustments to net income and diluted EPS in the fourth quarter and full year of 2014 and 2013.
(b)	Adjustments in 2014 and 2013 include impairment charges associated with assets in the “Asset Impairments and Unusual Items” financial caption as well as impairment charges associated with certain of our investments in unconsolidated entities that are included in “Equity in Earnings (Losses) of Unconsolidated Entities” and “Other, net” financial caption.
(c)	Adjustments in the fourth quarter of 2014 consist of after-tax charges of: i) $164 million to impair certain of our oil and gas producing properties primarily as a result of the pronounced decrease in oil and gas prices in the fourth quarter of 2014; and ii) $65 million to: a) write-down waste diversion technology assets and certain other assets and b) write-down equity method and cost method investments in waste diversion technology companies.
(d)	Adjustments in the fourth quarter of 2013 consist of after-tax charges of: i) $493 million in impairments of goodwill, primarily related to the Company’s waste-to-energy operations; ii) $284 million in impairments resulting from the Company’s year-end finalization of our asset rationalization and capital allocation analysis and consideration of management decisions to defer active pursuit of expansion or mothball certain post-collection facilities; and iii) $88 million to write down the carrying value of investments and other assets to their fair value.
(e)	For purposes of measuring as-adjusted earnings per diluted share, we have adjusted 2014 SG&A expenses by $31 million for the full year.
(f)	We have further adjusted 2014 SG&A expenses by $22 million for the fourth quarter and the full year for purposes of measuring 2014 SG&A savings and margins.

(9)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended December 31, 2014			Quarter Ended December 31, 2013
	Pre-tax Income	Tax Expense	Effective Tax Rate (a)	Pre-tax Income	Tax Expense
Adjusted Tax Expense Reconciliation and Effective Tax Rate

As reported amounts	$599	$1	0.3%	$(603)	$(4)
Adjustments to Tax Expense:
Gain on sale of waste-to-energy business	(519)	—		—	—
Asset impairments	364	135		999	130
Restructuring charges	13	5		5	2

	(142)	140		1,004	132

As adjusted amounts	$457	$141		$401	$128

Tax benefits not related to current quarter activities	—	11

Further adjusted amounts	$457	$152	33%

	Year Ended December 31, 2014			Year Ended December 31, 2013
	Pre-tax Income	Tax Expense		Pre-tax Income	Tax Expense
Adjusted Tax Expense Reconciliation

As reported amounts	$1,751	$413		$494	$364
Adjustments to Tax Expense:
Sales of businesses, net	(515)	(38)		—	—
Asset impairments	387	140		1,048	142
Restructuring	81	29		18	7
Legal reserves	31	2		—	—
Partial withdrawal from multiemployer pension plan	3	1		5	2

As adjusted amounts	$1,738	$547		$1,565	$515

(a)	The Company calculates its effective tax rate based on actual dollars. Rounding differences occurred when the effective tax rate was calculated using Pre-tax Income and Tax Expense amounts included in the table above, as these items have been rounded in millions.

(10)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended December 31, 2014	Year Ended December 31, 2014
2014 Free Cash Flow Reconciliation
Net cash provided by operating activities	$520	$2,331
Capital expenditures	(370)	(1,151)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	1,934	2,253

Free cash flow	$2,084	$3,433
Less proceeds from divestitures of businesses (net of cash divested) and other sales of assets	(1,934)	(2,253)

Free cash flow (excl. proceeds from divestiture)	$150	$1,180
2014 tax overpayments	210	210

Free cash flow (also excl. tax overpayments)	$360	$1,390

Year Ended December 31, 2014
Adjusted Net Cash Provided by Operating Activities Reconciliation
Net cash provided by operating activities, as reported	$2,331
2014 tax overpayments	210

Adjusted net cash provided by operating activities	$2,541

	Scenario 1	Scenario 2
2015 Projected Free Cash Flow Reconciliation (a)
Net cash provided by operating activities	$2,600	$2,800
Capital expenditures	(1,200)	(1,300)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	50	100

Free cash flow	$1,450	$1,600
Less proceeds from divestitures of businesses (net of cash divested) and other sales of assets	(50)	(100)

Free cash flow (excl. proceeds from divestiture)	$1,400	$1,500

(a)	The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2015. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(11)

Waste Management, Inc.

Supplemental Data Adjusted For Divestitures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

The following table presents certain financial measures that have been adjusted to exclude amounts attributed to operations that were divested in 2014. These are non-GAAP measures; please see footnote (a) for information about reconciliations to the most comparable GAAP measures. We have included this information because the Company had significant divestitures in 2014; accordingly, management believes that presenting certain financial measures as adjusted to exclude amounts attributed to divested operations will help investors understand the basis for the Company’s 2015 financial projections.

	Full Year Ended December 31, 2014
	As Adjusted Amount (a)	LESS: Amounts Attributed to Divested Operations (b)	Pro-Forma 2014
Selected Financial Information
Revenue	$13,996	$852	$13,144
Income From Operations	$2,252	$164	$2,088
Operating EBITDA	$3,544	$231	$3,313
Earnings Per Diluted Share	$2.48	$0.18	$2.30	(c)
Net Cash Provided by Operating Activities	$2,541	$140	$2,401
Free Cash Flow (excl. proceeds from divestitures and tax overpayments)	$1,390	$130	$1,260

(a)	There were no adjustments to our full year 2014 as-reported revenue. For reconciliations of the other adjusted amounts to the most comparable GAAP measure, please see the reconciliation of earnings per diluted share on page 9, the reconciliations of free cash flow and net cash provided by operating activities on page 11 and the reconciliations of income from operations and operating EBITDA below:

Year Ended December 31, 2014
Amount
Adjusted Income from Operations and Adjusted Operating EBITDA

Income from operations, as reported	$2,299
Adjustments to income from operations
Sales of businesses, net	(515)
Asset impairments	353
Restructuring	81
Legal reserves	31
Partial withdrawal from multiemployer pension plan	3

(47)

Adjusted income from operations	$2,252
Depreciation and amortization	1,292

Adjusted operating EBITDA	$3,544

(b)	Primarily includes the divesture of our waste-to-energy business and other solid waste assets.
(c)	Adjusted earnings per diluted share in 2015 are projected to be between $2.48 and $2.55, an increase of between 8% and 11% when 2014 results are further adjusted to remove earnings attributed to operations that were divested.

(12)